As filed with the Securities and Exchange Commission on April 25, 2001 Registration No. 333-47404

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 5


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AutoFund Servicing, Inc.
                 (Name of small business issuer in its charter)

       Nevada                                6159                                88-0465858
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer incorporation or
 Organization)                       Classification Code Number)      Identification Number)

        3201 Cherry Ridge Dr., Suite 314, San Antonio, TX  78230              (210) 979-0840
        (Address of principal executive offices)                            Telephone Number


                            Nevada Corporate Services
             1800 East Sahara Avenue, Suite 107, Las Vegas, NV 89102
              (Name, address and phone number of agent for service)

                        Copies of all communications to:
                          Orsini & Rose Law Firm, P.A.
                               Post Office Box 118
                               3540 Central Avenue
                            St. Petersburg, FL 33707
                            Telephone: (727) 323-9633
                            Facsimile: (727) 328-2691


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                TABLE OF CONTENTS
                                -----------------

SECTION ONE OFFERING...........................................................4

   SUMMARY OF OUR OFFERING.....................................................4
      Our Business.............................................................4
      The Offering.............................................................4
   RISK FACTORS................................................................6
      I.  Risks related to Our Company:........................................6
      II.  Risks related to this offering:.....................................7
   USE OF PROCEEDS.............................................................8
   DETERMINATION OF OFFERING PRICE.............................................8
   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING.................................8
   THE COMPANY................................................................10
      General.................................................................10
      Background..............................................................10
      Our Current Business....................................................10
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION................12

   AND RESULTS OF OPERATIONS..................................................12
      OVERVIEW................................................................12
      RESULTS OF OPERATIONS...................................................12
   LIQUIDITY AND CAPITAL RESOURCES............................................13
   MARKETING PLAN.............................................................14
      The Industry............................................................14
      Status of Discussions...................................................14
      Timing and Diligence of Bids............................................14
      Approach to Diligence and Valuation.....................................14
      Market Place............................................................15
   MANAGEMENT.................................................................15
      Officers and Directors..................................................15
      Management Biographies..................................................15
   CONFLICTS OF INTEREST......................................................16
   EXECUTIVE COMPENSATION TABLE...............................................17
   INDEMNIFICATION............................................................17
   PRINCIPAL STOCKHOLDERS.....................................................17
   SELLING SECURITYHOLDERS....................................................18
   DESCRIPTION OF SECURITIES..................................................24
   EXPERTS....................................................................26
   LEGAL MATTERS..............................................................26
SECTION TWO FINANCIALS.........................................................1

   FINANCIAL STATEMENTS........................................................1
      Independent Auditors' Report.............................................2
      Balance Sheet   December 31, 2000........................................3
      Statement of Income......................................................4
      Statement of Changes in Stockholders' Equity.............................5
      Statement of Cash Flow...................................................6
      Notes to Financial Statements............................................7

AUTOFUND SERVICING, INC........................................................8

Section Three Exhibits and Undertakings........................................1

   EXHIBITS SCHEDULE...........................................................1
   UNDERTAKINGS................................................................2
      Exhibit 5.1 Opinion re: Legality.........................................4
      Exhibit 23.1 Consent.....................................................5

      Exhibit 99.27 Subscription Agreement.....................................6
      Exhibit 99.28 Morwell....................................................9
      Exhibit 99.29 SERVICING AGREEMENT AAAC..................................15
      Exhibit 99.30  Servicing Agreement RAG..................................29
      Exhibit 99.31 SERVICING AGREEMENT RAG FIRST AMENDMENT...................32
      Exhibit 99.32 SERVICING AGREEMENT SECOND AMENDMENT......................34
      Exhibit 99.33 SERVICING AGREEMENT THIRD AMENDMENT.......................36
      Exhibit 99.34 SERVICING AGREEMENT FOURTH AMENDMENT......................38
      Exhibit 99.35 SERVICING AGREEMENT FIFTH AMENDMENT.......................40
      Exhibit 99.36 SERVICING AGREEMENT SIXTH AMENDMENT.......................42
      Exhibit 99.37 SERVICING AGREEMENT SEVENTH AMENDMENT.....................44
      Exhibit 99.38 SERVICING AGREEMENT EIGHTH AMENDMENT......................46
      Exhibit 99.39 SERVICING AGREEMENT NINTH AMENDMENT.......................48
      Exhibit 99.40 Portfolio Purchase Agreement..............................50
      Exhibit 99.41 Signature Page............................................71




--------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------

Title of each             Proposed               Proposed                Dollar                 Amount of
class of securities       maximum offering       maximum aggregate       amount to              registration
to be registered          price per unit         offering price          be registered          Fee
------------------------- ---------------------- ----------------------- ---------------------- --------------
1,000,000 preferred shares       $1.64           $1,640,000            $1,640,000              $434.02 [1]
2,328,800 common shares [2]
2,000,000 common shares [3]      .001            $2,000                $2,000                  $5 [1]

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).
[2] To be offered with conversion of our Preferred Stock and accrued dividends to our common stock.
[3] Common shares of selling securityholders. There is no current market for the securities and the price at which the shares held by the selling securityholders will be sold is unknown. Pursuant to Rule 457(f)(2) the registration fee is based upon the par value, $.001 per share, of the registrant's common stock.


REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH OFFERS, SOLICITATIONS OR SALES WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY THE STATES.

Prospectus

AUTOFUND SERVICING, INC.
Shares of Preferred Stock
No Minimum - $1,640,000 Maximum
2,000,000 shares of common stock to be sold by selling securityholders

         There is no public market for either our common or preferred shares.

         We are offering up to a total of 1,000,000 shares of preferred stock on a best efforts, no minimum, 1,000,000 shares maximum. The offering price is $1.64 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 24 months from the effective date. The minimum number of shares that you can purchase is 1,000.

         This prospectus also covers 2,000,000 shares of our common stock reserved for issuance upon exercise of the right to convert the preferred shares at any time after twelve months, to common shares. It also covers 328,800 shares of our common stock to be used to pay interest to holders of the preferred shares.

         This prospectus relates to the offer and sale of 2,000,000 shares of common stock of AutoFund, par value $.001 per share, by 311 securityholders.

         The shares will become tradable on the effective date of this prospectus. The selling securityholders will receive the proceeds from the sale of their shares and AutoFund will not receive any of the proceeds from such sales. The selling securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their shares on terms to be determined at the time of sale. See "Plan of Distribution." The selling securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares being offered for sale.


THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.



                            AUTOFUND SERVICING, INC.
                  1,000,000 shares of 10% Convertible Preferred
                     Stock $1.64 per share, 2,000,000 common
                   stock to be sold by selling securityholders

----------------------------- ------------- -------------- -------------- ------------------

Number of                     Price per     Offering       Broker         Net process after
Preferred                     Share to                                    Expenses and
Shares                        Public        Expenses       Commission     Commission To Us
----------------------------- ------------- -------------- -------------- ------------------
No minimum preferred shares   $1.64
Maximum 1,000,000 preferred   $1.64         $70,673.00     $164,000.00    $1,405,327.00
2,000,000 common
selling securityholders       UNKNOWN       UNKNOWN        UNKNOWN        NONE
----------------------------- ------------- -------------- -------------- ------------------

         We currently have no arrangements with underwriters or broker-dealers to sell our shares.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is ____________________.

--------------------------------------------------------------------------------
                              Available information
--------------------------------------------------------------------------------

         AutoFund Servicing, Inc. has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form 10-SB ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC hereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC. 20549. Copies may be obtained at the prescribed rates from the public reference Section of the SEC at its principal office in Washington, DC. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         AutoFund Servicing, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith will file reports and other information with the SEC. Such reports and other information can be inspected and copied at the location described above. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC. 20549, at prescribed rates.

SECTION ONE OFFERING
--------------------------------------------------------------------------------
                             SUMMARY OF OUR OFFERING
--------------------------------------------------------------------------------

         This summary highlights important information about our business and about this offering. Because it is a summary, it doesn't contain all the information you should consider before investing in the common stock. So please read the entire prospectus.


OUR BUSINESS

         Our administrative office is located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230, phone numbers voice 210.979.0840 fax 210.979.0687 and our registered statutory office is located at 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104-3732. Our fiscal year end is December 31. We are a Nevada C-corporation.

         We are a third party collection and recovery services provider to auto loan companies, banks, "buy here pay here" companies and auto finance companies who have bad debt accounts. These auto loan accounts have, for the most part, been written off or charged off by the company who provided the vehicle loan to the customer, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. We aggressively seek accounts from these companies to process for recovery.

         We purchase large numbers of these accounts, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio. We then attempt to collect the moneys owed on these accounts. We also provide data storage services for our clients and generate reports from this data for our clients.


THE OFFERING

         Following is a brief summary of this offering:

PREFERRED SHARES

Securities being offered            Up  to  1,000,000   shares  of   convertible
Convertible                         preferred  stock,  par  value  $0.001.   The
                                    preferred  shares  are  convertible  one (1)
                                    preferred  share for two (2)  common  shares
                                    any time after twelve months of purchase and
                                    automatically   on  its  thirty-  six  month
                                    anniversary.


Offering price per share            $1.64
Offering period                     The  shares are being  offered  for a period
                                    not to exceed two years.
Use of proceeds                     We will use the  proceeds to  purchase  auto
                                    loan  accounts  for  collection  and working
                                    capital.
Number of preferred shares
  outstanding before the offering   0
Number of preferred shares
  outstanding after the offering    1,000,000

Selling Securityholders This prospectus relates to the registration of 2,000,000 common shares for sale of the securities held by 311 securityholders of AutoFund. These securityholders will be able to sell their shares on terms to be determined at the time of sale, directly or through agents, dealers or representatives to be designated from time to time. AutoFund will not receive any proceeds from the sale of the securities by the selling securityholders.

BROKER DEALER COMMISSION

We will be required to retain broker-dealers to sell our shares in certain states. We anticipate that we will be required to pay broker-dealers sales commissions averaging 8%, although we reserve the right to pay sales commissions up to 10%. In no event will our sales commission expenses combined with other offering expenses exceed 20% of the gross proceeds of this offering. The chart used on the prospectus cover page assumes that all shares are sold by broker-dealers at a maximum commission of 10%. It is anticipated that not all of the shares will be sold by a broker-dealer. Accordingly, the net proceeds to us may be higher than indicated in this chart.

FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, WE REFER TO AUTOFUND SERVICING, INC. AS "WE", "US", "OUR" OR "AFSI".

--------------------------------------------------------------------------------
                                  RISK FACTORS
--------------------------------------------------------------------------------

         Please consider the following risk factors before deciding to invest in our preferred stock:

                        I. RISKS RELATED TO OUR COMPANY:

1. OUR INCOME DEPENDS ON A FEW CUSTOMERS. LOSS OF ANY ONE OF THESE CUSTOMERS COULD RESULT IN A SHARP DECLINE OF REVENUE.

We generated 100% of 1999 revenue from collection efforts for one client. While we have a long-term agreement with this client there is no guarantee that the client will remain loyal to the company. We had 3 clients in 2000. (1.) Reliance Acceptance Corporation generates 77% of our revenue. (2.) All American Acceptance Corporation generates 18% of our revenue and (3.) Bank of Hawaii generates 5% of our revenue. The loss of any one of these clients could cause our revenues to decrease sharply.

2. LIMITED CAPITAL RESOURCES AND POSSIBLE DELAYS IN THE EXPLORATION OF OUR PROPERTIES COULD CAUSE SUSPENSION OF OPERATIONS.

We are subject to risks inherent in the establishment of a new business enterprise including limited capital resources and possible delays in the exploration of our properties. While the Company feels it has adequate capital for the near further we must rely on acquiring new customers and properties. Delays in the "Exploration of Properties" are due to limited capital resources for acquisition and/or equitable financing arrangements with the seller. If we are not able to address these events, should they occur, we may have to curtail or suspend our operations.


3. THE LOSS OF SERVICES PROVIDED BY MR. HAGGARD COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY.

The future success of the company and the implementation of its growth strategy are substantially dependent on the active participation of its founder and president, Mr. James D. Haggard. The loss of services provided by Mr. Haggard could have a material adverse effect on the company. At this time the Company has no employment agreement with Mr. Haggard.

4. FEDERAL AND STATE LAWS MAY CHANGE, AFFECTING OUR ABILITY TO COLLECT DEBT CAUSING A CHANGE IN OUR METHOD OF OPERATION.

The government could create new laws and regulations that affect our business and our ability to collect debt the way we do now. There have long been consumer and advocate motions that would have the Federal and State governments generate new legislation and enact new laws and regulations that could change the way we find and contact borrowers. New laws, for example, may require a court order where one is not now required. We currently have the flexibility to locate these consumers through state controlled drivers license registrations and utility company data. If State or Federal Regulations enacted more stringent Consumer Privacy Regulations some consumers would be more difficult and costly to locate. If court ordered Debt Collection mandates were enacted it would require additional costs and time for the representation of local attorneys to attend hearings, file motions and cause us to change our method of operation.


5.  WE COULD BE SUED BY CONSUMERS, CAUSING ADDITIONAL DEBT FOR DEFENSE.

We are currently not involved or subject to any lawsuits. We currently have no indemnification for legal liabilities that are a direct result of our actions. There is a growing trend for litigants to sue all parties remotely involved in a transaction. As an example: A borrower may assert that the automobile dealer from whom they bought and financed the vehicle discriminated against them and named, in an action, the bank or finance company (AutoFund clients) as well as AutoFund claiming that damage was done to their personal credit rating and mental anguish was suffered as a result of the purchase. The company would be burdened with the additional debt of defense.

6.  THE COMPANY'S MARKET SHARE MAY DECREASE AS COMPETITION INCREASES.

New competitors can enter the market place with relative ease. As the industry shows signs of success there is the potential for new companies forming to take advantage of that opportunity. The availability of dedicated employees may tend to decrease and the compensation levels to keep key employees may tend to increase. Industry leader NCO Group "a major competitor" is acquiring Servicing Companies. As servicing companies are acquired the trend is to regionalize the newly acquired servicing company. Regionalized servicing companies perform at a higher level as compared to a servicing company that operates nationally. The companies that are acquiring servicing companies can acquire more portfolios for more money due to the increased performance of their acquired regional offices

7. CONTROL OF THE COMPANY WILL REMAIN WITH JAMES D. HAGGARD, WHICH WILL INHIBIT A CHANGE OF CONTROL.

This offer involves preferred shares with no voting rights and no ownership in the company. James D. Haggard does now and will continue to control AFSI. James
D. Haggard has 90% of the total number of common shares and will have 90% of the total number of shares after the offering. Mr. Haggard will be able to elect all our directors and control our operations.


                       II. RISKS RELATED TO THIS OFFERING:

1. BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR PREFERRED STOCK, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES.

There is currently no public trading market for our preferred stock or our common stock, and there is no guarantee that a market will ever develop. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

We believe there is an anticipated public market for our common and preferred shares and we plan on registering the shares with an exchange as soon as practicable after the effective date of this Registration Statement.

2. YOU MAY BE INVESTING IN A COMPANY THAT DOES NOT HAVE ADEQUATE FUNDS TO CONDUCT ITS OPERATIONS AND SUFFER THE LOSS OF YOUR INVESTMENT.

There is no minimum number of shares that must be sold, there is no escrow fund and we will not refund any funds to you. It is possible that we may not raise enough funds for the acquisition of new products and to conduct our on going operations. If that happens, you will suffer a loss in the amount of your investment.

3. SELLING SECURITYHOLDER MAY SELL SECURITIES AT ANY PRICE CAUSING AN ADVERSE EFFECT ON OUR STOCK.

After effectiveness of this registration statement, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without subject to Rule 144. The timing of sales and the price at which the shares are sold by the selling securityholders could have an adverse effect upon the public market for the common stock, should one develop. See "Plan of Distribution-Sales by Selling Securityholders".

4. PENNY STOCK REGULATION MAY IMPAIR SHAREHOLDERS' ABILITY TO SELL AUTOFUND'S STOCK.

If trading in our stock begins, its common stock may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges. Penny stocks are subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors and these additional requirements may restrict the ability of broker-dealers to sell a penny stock. See "Description of Securities-Penny Stock Regulation".

--------------------------------------------------------------------------------
                                 USE OF PROCEEDS
--------------------------------------------------------------------------------

Because our offering is being made on a best efforts - no minimum basis our net proceeds could be from none to very little. In the event we sale the 1,000,000 Preferred shares offered by us, the net proceeds after expenses and broker-dealer commission is approximately $1,405,327.00. We believe the proceeds of this offering will be sufficient to fund its plan of operation. From time to time in the ordinary course of business, we evaluate the acquisition of products, businesses, and technologies that complement our business. We intend to use the money raised by this offering to make these acquisitions and for working capital.

AutoFund will not receive any proceeds from the sale of the securities by the selling securityholders.

--------------------------------------------------------------------------------
                         DETERMINATION OF OFFERING PRICE
--------------------------------------------------------------------------------

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $1,640,000 in this offering. To arrive at this value, we considered the potential or likely cost of acquisition of products, businesses, and technologies that complement our business plus the amount of working capital we wanted to raise. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

          o    Our lack of operating history
          o    The proceeds to be raised by the offering
          o The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
          o    Our relative cash requirements

--------------------------------------------------------------------------------
                   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING
--------------------------------------------------------------------------------

PREFERRED SHARES Offering Will Be Sold by Officer

We are offering up to a total of 1,000,000 shares of convertible preferred stock on a best efforts, no minimum, 1,000,000 shares maximum. The shares may be converted one (1) preferred share for two (2) common shares at any time after twelve months of purchase and automatically on its thirty- six month anniversary. The offering price is $1.64 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering and there will be no refunds. The offering will be for a period of two years from the effective date.

Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once we have accepted the subscription.

We will sell the shares in this offering through James Haggard, one of our officers and director. Mr. Haggard will receive no commission from the sale of any shares. Mr. Haggard will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

                  1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

                  2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and,

                  3. The person is not at the time of their participation, an associated person of a broker-dealer; and,

                  4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Haggard is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. Mr. Haggard is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. Mr. Haggard has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after the SEC declares our registration statement effective, we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We may elect to engage licensed broker/dealers to assist in the sale of shares in this offering in which event we may pay a commission of up to 10% of the gross sales price of shares sold by the broker/dealers. No broker/dealer has been retained as of the date of this Memorandum.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of two years.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

                  1. Execute and deliver a subscription agreement

                  2. Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "AutoFund Servicing, Inc."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

We will pay all costs and expenses in connection with this offering, including but not limited to all expenses related to the costs of preparing, reproducing or printing this memorandum, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $70,673.00. This includes:

          Attorney fees                                      $10,000.00
          CPA fees                                            19,075.00
          Consultant fees (HUBINGER ORGANIZATION)             38,000.00
          SEC filing fee                                         434.00
          NASD filing fee                                        664.00
          Transfer agent                                         500.00
          Material fees (postage, copies)                      2,000.00
          Total                                              $70,673.00
=======================================================================

Sales by Non-Affiliated Selling SECURITYHOLDERS

After effectiveness of this prospectus, the non-affiliated selling securityholders may offer and sell their shares at a price and time determined by them without regard to Rule 144. The 2,000,000 shares registered in this prospectus for the selling securityholders are held by non-affiliates of AutoFund Servicing, Inc.

Section 4(3) of the Securities Act provides an exemption from the registration provisions of the Securities Act for transactions by a dealer for transactions occurring within 40 days of the effective date of a registration statement for the securities or prior to the expiration of 40 days after the first date upon which the security was offered to the public.


--------------------------------------------------------------------------------
                                   THE COMPANY
--------------------------------------------------------------------------------


GENERAL

We were  incorporated  in the State of  Nevada  on March 7, 1997  under the name
"Sphinx Industries, Inc." On July 7, 2000, we changed our name to AutoFund Servicing, Inc. Our President and Chief Executive Officer is James D. Haggard. We are located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230, phone number 210.979.0840. We are primarily a collection agency specializing in the recovery of moneys from consumers who have defaulted on their auto loans. After default has occurred against the original lender, we purchase the account and attempt to collect moneys on the account.


BACKGROUND

In September 1998 Mr. Haggard formed AutoFund Servicing, Inc., a Texas corporation ("AutoFund Texas"). AutoFund Texas recognized an opportunity to bid for the purchase of a group of loans being sold at auction by the Delaware Bankruptcy Trustee on behalf of the creditors of Reliance Acceptance
Corporation. While the bid for this portfolio of loans was ultimately unsuccessful the company was able to forge a business relationship and recovery agreement with the post-bankruptcy surviving management of Reliance Acceptance Corporation. The agreement allowed AutoFund Texas the right to perform collection, recovery and loan servicing duties for Reliance Acceptance Corporation under a portfolio servicing agreement, that is, an agreement to attempt collection on or otherwise manage a group of loans. During this time it grew to a work force of 38 full time employees and 2 part time employees who managed the recovery efforts on approximately 16,000 individual accounts. The employees of the company are not represented by a union or organized under a collective bargaining agreement.

We (AutoFund, the Nevada Corporation formerly known as Sphinx Industries, Inc.) purchased AutoFund the Texas Corporation on July 7, 2000. Mr. Haggard is currently the major shareholder of AutoFund with 90% of the outstanding common shares issued. The management and staff of the company are poised to accept the challenges of future expansion.


OUR CURRENT BUSINESS

Our only office is located in San Antonio, Texas. Our primary business is collection on defaulted auto loans. We provide our existing clients with all data on each individual account. This data is stored on our Paradata Servicing Platform and includes customer balance, daily transactions, collection history and collection notations. Client reports are provided monthly, weekly, or daily depending upon the client requirements.

We manage loan portfolios that are geographically diverse and we are subject to numerous State and Federal laws in each jurisdiction including but not limited to: Federal Truth in Lending Act, Federal Equal Opportunity Act, Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act. Other requirements mandated by law are licensing, qualification and regulation that govern maximum finance charges, collection and recovery practices, selling and administration of ancillary elective and lender-imposed insurance products, investigation, skip tracing (finding borrowers) efforts and the location, recovery and disposal of collateral automobiles through repossession and auction procedures. We conduct training sessions every 90 days with our collection staff focusing on state and federal laws pertaining to allowable collection and recovery practices. We also monitor collector/customer conversations on a daily basis to insure compliance to state and federal requirements. In the event of a new hire, the employee goes through the training session as part of his/her first week orientation and then is re-educated as part of the normal 90-day cycle. Modifications to state and federal laws are incorporated into the training sessions as received.

We provide third party collection and recovery services to investors, auto loan companies, banks, buy-here-pay-here companies and auto finance related companies who have bad debt accounts. A "bad debt account," often referred to "deficiency" or "charged-off" debts, are debts which likely are not collectible by normal methods. The accounts, for the most part, have been written off by the owner of the debt, and the debt is still owed by a customer whose vehicle may or may not have been repossessed. Because the autos which secured the loans have usually been repossessed, the bulk of the accounts are no longer secured by the auto as collateral, and normal recovery efforts are not effective. We also provide data warehousing services for our clients on a long-term agreement. We also intend to purchase portfolios, at pennies on the dollar, from companies that wish to liquidate certain delinquent accounts from their portfolio.

We generated 100% of our 1999 revenue from an agreement with Reliance Acceptance Corporation and Bank of America that initially called for us to recover delinquent debt from 16,000 borrowers under an agreement that provided us with 29% of all the money we collected plus expenses. We renegotiated this agreement in February 2000 to provide that we receive 29% of the money we collect on secured accounts (those with collateral such as an auto still in the possession of the borrower) and 45% on accounts with no collateral. (See exhibit 99.30)

To date we have generated gross revenues of $8,000,000 for this client over the preceding 23-month period. This performance is a direct result of the dedication shown by our seasoned staff and the direction, leadership and comprehensive management techniques and practices we've used.

On January 14, 2000, we entered into an agreement with an investor, Morwell Financial Group of America to purchase a credit card portfolio from Bank of Hawaii in the amount of $139,135.00. This agreement produced approximately $53,777 of the company's income through second quarter 2000. Under this agreement, we receive 50% of the moneys we collect plus reimbursement for related expenses. The investor on this purchase was paid in full December 28,2000. (See exhibit 99.28)

In June 2000 we negotiated an agreement with All American Acceptance Corporation ("All American") to collect debt from a portfolio of approximately 15,500 accounts representing $86,000,000 in remaining unpaid balances, provided we purchase these accounts. Under the agreement, we retain 50% of the collected amount on all recoveries. This agreement gives us the option to purchase, at any time, All-American's portfolio of loans for the sum of $1,395,000 or $0.01622 on the dollar. We have exercised the option and as of the first quarter 2001 we have not received any funds (See exhibit 99.29)

As of December 2000 we have been debt free and have, through this date, been capitalized through cash flow and capital contributions by our president, James Haggard. The capital contributions by Mr. Haggard are categorized as long-term debt and as such are to be repaid over time. We don't plan to repay these contributions with funds received from this offering.

The vast market segment served by AutoFund and other collection and servicing companies is a specialized market niche requiring defined focus and an aggressive approach to exact performance. There are many instances reported in major publications such as the Wall Street Journal that detail the failures of companies attempting to collect their own bad debts. The inability or unwillingness of companies to address their seriously delinquent accounts provides substantial opportunity for us and companies in the collection and recovery business.

Many consumer finance companies turn to a third-party provider such as AutoFund in an effort to streamline their operations and reduce overhead. By contracting with outside providers these companies utilize economies of scale and allow their infrastructure to return their focus to profit opportunities. Our
Servicing Agreements contain and indemnification clause for future potential litigation for any cause except as a direct result of negligent actions initiated by AutoFund Servicing, Inc.

--------------------------------------------------------------------------------
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following discussion should be read in connection with the Company's financial statements and related notes thereto included elsewhere in this Prospectus.


OVERVIEW

On July 25, 2000 the sole shareholder of AutoFund Servicing, Inc., a Texas Corporation, (formed September 1998) entered into an agreement with AutoFund Servicing, Inc., a Nevada corporation F/K/A Sphinx Industries, Inc., (formed March 1997) to exchange 100% of the issued and outstanding shares of AutoFund Servicing, Inc., the Texas Corporation, for 18 million shares (90% of the outstanding shares) of the Nevada corporation. On October 13, 2000 the emerging company AutoFund Servicing, Inc., a Nevada corporation filed its registration statement 8-A12B with the Securities and Exchange Commission to become a full reporting public company.

The Company is in the business of servicing charged-off auto deficiency portfolios. Charged-off deficiencies are accounts that the consumer has a remaining balance on and has not made a payment for at least 90 - 120 days. The originator then determines the loan is not collectable and takes the remaining balance as a loss. The Company began servicing its first portfolio, for Reliance Acceptance Corporation in January 1999. Prior to this portfolio, the Company had no revenue and its activities were to conduct due diligences on this and other potential portfolios. The Company is presently servicing the original portfolio, a Bank of Hawaii credit card charged-off portfolio and another charged-off auto deficiency portfolio for All American Acceptance Corporation.

Future revenue and profits will depend on various factors, including financing the purchase of additional portfolios as well as purchasing portfolios already in house. The future expansion of the Company's operation will also be dictated by the ability to raise capital for additional portfolio purchases as the Company experiences a ninety-day delay in revenue production on any new acquisition. Additional personnel and equipment are also necessary but will not be a hindrance to successful expansion.

The Company has adopted a calendar year end for its fiscal accounting period.


RESULTS OF OPERATIONS

The  Company  had  no  revenues  during  the  period  from  September  28,  1998
(inception) to January 27, 1999 (beginning date of servicing agreement with Reliance Acceptance Corporation). Accordingly, comparisons to periods prior to January 27, 1999 are not meaningful.

Total Revenues for 1999, ending December 31, 1999, were $976,633, compared to the year of 2000, ending December 31, 2000, which were $2,374,582.

Cost and Expenses--For the year ended December 31, 1999, the Company had a net income of $60,451. For the year ended December 31, 2000, the Company had a net income of $178,621. The income percentage increase for the year ending December 31, 2000 could be attributed to the increase of the servicing fee with Reliance Acceptance Corporation.

Under the servicing agreement with Reliance Acceptance Corporation AFSI generated $3,323,814 in gross collections from the time of inception, January 27, 1999 through fiscal year end, December 31, 1999. In comparison, fiscal year 2000 (January 1, 2000 through December 31, 2000) resulted in gross collections of $4,802,772, which represented an increase of $1,478,958 or 44%.

Of the gross collections, AFSI earned revenue of $912,077 (based on the servicing agreement with Reliance Acceptance Corporation) for fiscal 1999. For fiscal year 2000 AFSI earned revenue of $1,658,987 off of gross collections, which represented an increase of $746,910 or 82%. This increase was a direct result of improved performance by the collection staff and the ability of AFSI to renegotiate the servicing fee with Reliance Acceptance Corporation based on this improved performance.

Management believes that each charged-off portfolio will peak at a certain time and that regardless of the quality of the efforts the gross collections will experience a downward trend. The ability to increase revenues, as demonstrated by AFSI over the past 24 months, leads management to believe that additional incoming portfolios will experience the same positive trends until reaching its potential and starting its downward cycle.

The inception of the All American Acceptance Corporation portfolio was June 1, 2000. The owners of this portfolio, All American Acceptance Corporation, entered into a servicing contract with AFSI as of this date. During the first seven months (June 2000 through December 2000) the portfolio has generated $805,642 in gross collections of which AFSI has received gross revenues of $402,821.

With this portfolio being so new management believes it will follow the progress of the previously discussed "RAG" portfolio, which it nearly mirrors, and exceed the annualized projection based on the first seven months gross collections. Likewise, gross revenues should follow accordingly.

The "BOH" (Bank of Hawaii) portfolio was a purchase of a small credit card portfolio. It is only 5% the size of the "RAG" and "AAAC" portfolios previously discussed. Collection efforts were initiated on this portfolio in February 2000 and gross revenues generated through December 31, 2000 were $181,013.

The purchase of Bank of Hawaii was a joint venture with a private investor. The loan to purchase, of $139,135 plus interest, was paid in full in November 2000. All future collections will be directed to the Company with a 50/50 split with the investor after all Company expenses have been satisfied.

Management believes that the portfolio will continue to generate gross collections of approximately $120,000 at an expense of approximately $42,000 for fiscal year 2001. With an exit strategy to sell the remainder of the "BOH" portfolio at an estimated $.03 on the dollar generating an additional $60,000 in revenues in December 2001 the portfolio will conclude as break even. The percentages of costs and expenses for the two periods remained unchanged. However, the expense and cost dollar amount were significantly higher during the 2000 calendar year primarily due to the increase in number of employees.


--------------------------------------------------------------------------------
                         LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Company has met its capital requirements through shareholder (James D. Haggard) investment of $59,138 at 0% interest. This loan has a remaining balance of $5,000 as of December 31, 2000 and the balance due on June 30, 2001.

Office lease renewal for the current year doubles floor space and rental expenses, a requirement for future growth. Although the additional rental expenditures could affect the liquidity of the company, management believes the current operational income is sufficient. Operational costs and expenses are paid from operational profits, our main source of funds. The possibility to attract outside financial sources exists in a joint venture portfolio purchase. Providing an attractive purchase price can be negotiated with a favorable investment return. AutoFund does not believe outside financing is available for any operational requirements at this time.

As of March 28, 2001, AutoFund Servicing, Inc. purchased the All American Acceptance Corporation portfolio, $187,000,000, value with 15,500 accounts for a cost of $1,115,000. AutoFund Servicing, Inc borrowed $400,000 from Bank One N.A. and All American Acceptance Corporation financed the balance of $715,000. All American Acceptance Corporation has subordinated their payment until Bank One N.A. has been paid. As of a result of the aforementioned portfolio purchase and our ongoing business, management believes it has the sufficient capital resources to meet future expected operational costs.

It is managements belief that the purchasing of a portfolio or portfolios as a result of the offering herein, future purchases and expansion will be financed through cash flow from operations and other forms of financing. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

--------------------------------------------------------------------------------
                                 MARKETING PLAN
--------------------------------------------------------------------------------


THE INDUSTRY

Tremendous changes have occurred during the past 12 months in the Bad Debt industry. Lenders are selling their charged off debt (estimated at 3 trillion dollars in the United States) more rapidly and for more money than at any time in history. There are more products available for purchase allowing us to focus on the purchase of more profitable portfolios.

General Electric, Capital One and Integrated Services are three of the largest debt buyers and their focus is on credit card portfolios, not auto portfolios. The industry is moving toward securitization of assets, according to numerous published reports.

We believe these changes in the industry have given us an advantage in our mode of operation. These changes now allow us the luxury of being more selective in the quality of portfolios we acquire. This should have a positive effect on the bottom line. With our seasoned and professional staff and because we have selected a sector (auto loan charge offs) within our industry which the larger companies have chosen to bypass, we are among the leaders for debt collections in this sector.


STATUS OF DISCUSSIONS

Currently we have an option to purchase or service several different sub-prime auto charge-off portfolios with a book value of $187+million. We are in the primary negotiation phase to acquire the servicing rights on approximately $25 million of a performing sub-prime auto portfolio. We have exercised the option and as of the first quarter 2001 we have not received any funds (See exhibit 99.29)See Note L of financials.


TIMING AND DILIGENCE OF BIDS

Time is of the essence. The faster we can complete our due diligence and negotiate an offer, the better chance we have at purchasing the portfolio at a very attractive price. AFSI will enhance its opportunity to acquire portfolios in a timely and efficient manner. Most portfolios today are placed under a bidding constraint and due diligence is limited until an intermediate price can be established. Upon due diligence it may be determined that a portfolio pricing needs to be renegotiated or restructured to limit or share in the liability. AFSI has the experienced personnel to complete a thorough and timely due diligence that will enhance our opportunities to acquire portfolios in the future.


APPROACH TO DILIGENCE AND VALUATION

AFSI requests an electronic file that includes loan level detail for all accounts in the portfolio. There are about 30 fields of information with totals and averages available. AFSI has a detailed bulk purchase manual to guide us in the step-by-step approach in purchasing the portfolio.

Based on account file information, AFSI can agree on a preliminary price and risk limiting structure subject to an onsite due diligence review. We intend to price the accounts to yield a minimum of 5% after taxes, losses and all expenses for interest and operations. AFSI believes that funding on a portfolio of this quality can be obtained with a debt to equity ratio of at least 4:1. At this ratio a minimum return on equity would be 25%.

Following acceptance of the preliminary price, key individuals of AFSI would spread the accounts on site and finalize negotiations with the client. This process could be completed in about two weeks.


After all collateral, refunds and cancellations are resolved we will have a deficiency balance portfolio. Not unlike defaulted credit card accounts these accounts present another opportunity, which is with professional persistent collection procedures these accounts can be flipped to create credit card customers enhancing the performance of the portfolio.

MARKET PLACE

With our experience and performance on existing portfolios we will have continuing opportunities for new business. We will remain flexible in our approach to new business (purchase, joint venture or servicing), allowing our prospective clients to consider options that our competitors do not offer.

--------------------------------------------------------------------------------
                                   MANAGEMENT
--------------------------------------------------------------------------------


OFFICERS AND DIRECTORS

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Currently, we have one director, James Haggard. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, ages, and positions of our present officers and directors are set forth below:



Name                          Age               Position(s)

James Haggard                 51            President/Chief Executive Officer/Secretary and Director
John Polgar                   50            Executive Vice President/Chief Operating Officer
Edward Aleman                 29            Vice President/Operations Director
Kathie Bewley                 47            Human Resources Director
Daniel Masterson              42            Vice President/Marketing Director
Rick Allen                    47            Collections Director
Wendill Blair                 60            Corporate Assets Director
James Tankersley              53            Information Systems Manager
Robert Bernholtz              55            Collection Manager
Sharon Canfield               61            Collection Manager


The persons named above are expected to hold their offices/positions at least until the next annual meeting of our stockholders.


MANAGEMENT BIOGRAPHIES

James Haggard has been involved in the automobile finance related industry for over 20 years. Prior to founding AutoFund Mr. Haggard was employed as Senior Vice President by Reliance Acceptance Corporation, a San Antonio, Texas auto finance company that made indirect auto loans to borrowers, through auto dealers throughout the United States. Mr. Haggard was responsible for the development and profitability of 8 branch offices and over 100 employees. Prior to joining Reliance Acceptance Corporation in May 1993 he was employed as a Business Development Manager with Mercury Finance Corporation. Mr. Haggard has been involved in all phases of finance company operations from marketing through collections, training, legal, compliance, recovery and management reporting.

John Polgar came to AutoFund in January 1999. His position with AutoFund includes developing strategy, the development of performance review parameters, due diligence and management oversight of all operations. Mr. Polgar formerly held the position of Director of Operations at Reliance Acceptance Corporation where since July 1994 he was responsible for the operational concerns of 56 regional loan offices and 7 regional collection centers. Reporting directly to the office of the president and the board of directors, Mr. Polgar made recommendations regarding strategy, goal setting, compliance, performance and personnel issues. Prior to joining Reliance Acceptance Corporation, Mr. Polgar held positions of management for over 10 years at consumer finance companies.

Edward Aleman also joined AutoFund in January 1999. Mr. Aleman is currently responsible for day to day operations of the company as well as the oversight of the various department heads involved in the daily collection, recovery and customer interface functions of the company. He is also involved in the sourcing, hiring, training and review of employees directly under his direction. Prior to joining AutoFund Mr. Aleman was a branch manager responsible for all phases of business and reporting at Reliance Acceptance Corporation. He held this position since September 1995 and was involved in sales and customer service prior to his employment at Reliance Acceptance Corporation.

Daniel Masterson was hired in January 2000. As the director of marketing he is responsible for establishing contact with potential clients and to investigate physical file attributes of portfolios offered to the company for collections. His duties also include the performance of due diligence and ensure licensing compliance in each state that the company transacts business. Mr. Masterson also assists the information technology and information systems department to facilitate uninterrupted system service. Prior to joining the company Mr. Masterson was, for 2 years, the director of finance for a large import automobile dealership in San Antonio. Mr. Masterson was employed, for 3 years, as marketing director and regional operations manager for Reliance Acceptance Corporation. Immediately prior to this Mr. Masterson was employed in a management capacity in the retail automobile dealership environment for 15 years.

Kathie Bewley is the director of human resources who joined the company in July 1999. Her duties include the administration of company employment policies, health, medical, dental and other insurance programs, maintenance of physical employment files, performance reviews and employee handbook creation and distribution. Ms. Bewley also performs accounts payable functions and is responsible for timesheet review. Prior to joining AutoFund Ms. Bewley was a student at the University of Texas at San Antonio where she was on the Dean's List with a GPA of 3.9.

Richard Allen joined AutoFund July 2000, in his current role as director of deficiency collections and is responsible for a group of employees whose sole purpose is to effectively negotiate settlement agreements with borrowers within their workbook. Prior to joining AutoFund Mr. Allen spent 6 years with a collection company in San Antonio as a collection manager. His negotiation and interpersonal skills qualify him to manage the core functions of his department. Mr. Allen has a total of 25 years experience in finance company, collection company and bank collection.

Windell Blair brings nearly 30 years of automobile finance related experience to AutoFund. Prior to joining AutoFund in March 1999 Mr. Blair was the sole proprietor of a lender services company in San Antonio. His focus on developing profitable programs for lenders to assist in strategy and planning for delinquency resolution is a welcome addition to the management team. With his knowledge and personal experience Mr. Blair is a natural mentor to employees and an asset to the organization.

James Tankersley joined the company in February 2000 as the company information systems manager. His primary responsibility is insuring that the servicing platform is up and running at all times so that the collection personnel are not experiencing any downtime. He also initiates and follows up on changes in the company telecommunication systems and runs back up for daily and month-end business activity. Previously, Jim had held the same position with Reliance Acceptance Corporation for 5 years.

Robert Bernholtz joined the company in February 2000 as a collection manager in the deficiency balance collection department. He is directly responsible for the daily work activity of 7 to 10 collectors. This includes involvement in sourcing, hiring, and training and evaluating individual/group results. Robert brings 20 years of related experience having served collection manager positions with Reliance Acceptance Corporation and ITT Financial Services.

Sharon Canfield joined the company on January 1999 as an hourly employee assigned to the deficiency balance collection department based on her hard work, dedication and positive monthly results. She was promoted to her current position as collection manager on June 2000. Prior to joining AutoFund Servicing, Inc, she was employed as a collector for 2 1/2 years with Reliance Acceptance Corporation. She is currently responsible for the training and results of 7 to 10 collectors under her direct supervision.

--------------------------------------------------------------------------------
                              Conflicts of Interest
--------------------------------------------------------------------------------

We are unaware of any potential conflicts of interest involving any member of our management team.




-------------------------------------------------------------------------------------------------
                          EXECUTIVE COMPENSATION TABLE
-------------------------------------------------------------------------------------------------

Name and                                                           Other             All
Principal                                                          Annual            Other
position                             Year     Salary      Bonus    Compensation      Compensation
------------------------------------ -------- ----------- -------- ----------------- ------------
James Haggard                        2000     $200,000    0        $14,544 (1)       0
President and Chief Executive        1999     $90,000
Officer
------------------------------------ -------- ----------- -------- ----------------- ------------
John Polgar                          2000     $200,000    0        $14,544 (1)       0
Executive Vice President and Chief   1999     $78,000
Operating Officer
------------------------------------ -------- ----------- -------- ----------------- ------------

No other officer, director, or employee received in excess of $100,000 in salary and benefits in 2000, nor do we expect to pay any officer, director, or employee in excess of $100,000 in salary and benefits in 2001. (1) $2,544 in insurance benefits and $12,000 in automobile allowance.


--------------------------------------------------------------------------------
                                 Indemnification
--------------------------------------------------------------------------------

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be indemnified, however, where the officer or director committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

--------------------------------------------------------------------------------
                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name                         Number of         Number of          Percentage of
Address                      Shares Before     Shares             Ownership
Beneficial Owner [1]         Offering          After Offering     After Offering

James Haggard                18,000,000        18,000,000         90%
115 Canter Gait
Shavano Park, Texas 78231



--------------------------------------------------------------------------------
                             SELLING SECURITYHOLDERS
--------------------------------------------------------------------------------


AutoFund is registering for offer and sale by the holders of 2,000,000 shares of common stock held by 311 AutoFund's securityholders. AutoFund is paying for all the expenses of the registration. We will receive no proceeds of this offering.
The selling securityholders may offer all or part of their shares for sale on a continuous basis pursuant to Rule 415 under the 1933 Act. See "Risk Factors".

All of the selling securityholders' shares registered in this prospectus will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth the held by each person who is a selling securityholders as of the date of this prospectus,.

The following table is derived from our books and records, as well as from those of our transfer agent . No selling securityholder is affiliated with us. The table lists the name, address, amount of common stock owned and percentage of class of the beneficial ownership of the securities of AutoFund of the date of this prospectus.


                                                                                                      Amount of
                                                                                                        common
                                                                                                        shares    Percent
         Name of Securityholder                   Address of beneficial owner                           owned    of class
    1 First Dominion Financial, Ltd.           1800 E. Sahara, Suite 107, Las Vegas NV 89101             51,667      0%
    2 Jon Ruco, Ltd.                           18026 Cerca Azul Dr., San Antonio TX 78259               456,400      2%
    3 First Dominion Financial Group, Inc.     1800 E. Sahara, Suite 107, Las Vegas NV 89101            456,600      2%
    4 Anthony Tomasso                          2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426     1,666      0%
    5 Hayden Financial Corp                    21560 Toledo Rd., Boca Raton, FL 33433                   301,700      2%
    6 Wayne Gronquist                          1104 Nueces Street, Austin, TX 78701                         667      0%
    7 Terence J. & Synda M. Kollman            106 Rockwell Street, Harrison, NY 10528                      200      0%
    8 Lev-Ari Communications, Inc.             147-17 Newport Ave., Neponsit, NY 11694                      100      0%
    9 John C. & Chestine Vester                3241 Sapphire ST., Bedford, TX 76021                         100      0%
   10 Jernan Corp.                             810 S. E. 4th Ave., Pompano Beach, FL 33060                  100      0%
   11 Kim A. Whittaker                         53 Emerson Road, Winchester, MA 01890                        100      0%
   12 Myrna Cedrone                            20 Clark Street, Randolty, MA 02368                          100      0%
   13 Brian Wherry                             21553 Toledo Road, Boca Raton, FL 33433                      100      0%
   14 Greg Papazian                            53 Emerson Road, Winchester, MA 01890                        100      0%
   15 Carol Jambura                            2100 West 100th Ave, #240, Thornton, CO 80221                100      0%
   16 Yaakov Friedman                          619 North Lake Drive, Lakewood NJ 08701                      100      0%
   17 Margaret M. De La Garza                  2915 Aftonshire Way, #2308, Austin, TX 78748                 200      0%
   18 Kathy Tomasso                            2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100      0%
   19 Steve Lohman                             303 E. Main St., Kent, OH 44240                              200      0%
   20 The Curtis Family Trust,
      Dated Nov 9, 1999 John R. Curtis &
      Charlotte H. Curtis, Trustee(s)          1000 Winderley Pl, Apt 147, Maitland, FL 32751-4171          200      0%
   21 Dean E. McCall                           5234 95th St., Lubbock, TX 79424                             100      0%
   22 Michael J. De La Garza                   115 S. Cortez Ave., Winter Springs, FL 32708-2947            100      0%
   23 John M. Hubinger                         825 Falconhead Dr., Falconhead CC Burneyville, OK 73430   37,600      0%
   24 Martha H. Blue                           1200 Barlow, Southlake, TX 76092                          10,100      0%
   25 Gretchen M. Hubinger                     5500 Crestwood, Kansas City, MO 64110                     10,100      0%
   26 Carolyn Hubinger Kane                    435 E. St., Colma, CA 94014                               10,100      0%
   27 Barbara H. Jones                         P. O. Box 1163, St. Francisville, LA 70775                10,100      0%
   28 Joseph P. Wilkins                        7322 Oak Manor, #23, San Antonio, TX 78229                   200      0%
   29 Kevin D. Wiley                           2030 Grove Ave., Quincy, IL 62301                            100      0%
   30 N.V. One Partnership                     147-2C South Main St., Stowe, VT 05672                       800      0%
   31 Hayden Gartzman                          21560 Toledo Rd., Boca Raton, FL 33433                       200      0%
   32 Gary Tashjian                            12 Homer Rd., Arlington, MA 02116                            100      0%
   33 Max Ades                                 115 Marlborough St, Boston, MA 02116                         100      0%


                                                                                                                   18

   34 Gerard Pomert                            93 Third St. Newport, RI 02840                               100      0%
   35 Pat Prendergast                          2929 Greenbriar, 7212, Houston, TX 77098                     100      0%
   36 Kelly Dath                               8167 Sands Point Dr., Houston, TX 77036                      100      0%
   37 Patricia Dath                            10910 West Rd., #402, Houston, TX 77064                      100      0%
   38 Stephen Grabowiecki                      37 Wallace Row, Wallingford, CT 06492                        100      0%
   39 Richard E. Grabowiecki                   37 Wallace Row, Wallingford, CT 06492                        100      0%
   40 Anna M. Delehant                         54 Allen Rd., Horth Haven, CT 06473                          100      0%
   41 Ellen & Richard A. Grabowiecki           37 Wallace Row, Wallingford, CT 06492                        100      0%
   42 Dawn Mongeon                             54 Park St., Wallingford, CT 06492                           100      0%
   43 John Delehant, Jr.                       2052 Middletown Ave, Northford, CT 06472                     100      0%
   44 Thomas Delehant                          142 Jail Hill Rd., Hadd, CT 06438                            100      0%
   45 Ernest Marrette                          34 Gale Ave., Meriden, CT 06450                              100      0%
   46 Adriana S. Tomasso                       2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100      0%
   47 Regina T. Tomasso                        2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100      0%
   48 Krista K. Tomasso                        2240 Woolbright Rd, Suite 354, Boynton Beach, FL 33426       100      0%
   49 Anthony Tomasi                           1 Simos Lane, West Haven, CT 06516                           100      0%
   50 Leatrica M. Jackson                      16503 Quail Briar, Missouri City, TX 77489                   100      0%
   51 Anthony D. L. Jackson                    16503 Quail Briar, Missouri City, TX 77489                   100      0%
   52 Randie M. Jackson                        2204 Tangerine Dr., Haines City, FL 33844                    100      0%
   53 Randie Ty Jackson                        16503 Quail Briar, Missouri City, TX 77489                   100      0%
   54 Randle M. Jackson, IV                    16503 Quail Briar, Missouri City, TX 77489                   100      0%
   55 Gary E. Matthews                         3734 Boulevard Hills,Atlanta, GA 30339                       100      0%
   56 Diana Lacey-Matthews                     3734 Boulevard Hills,Atlanta, GA 30339                       100      0%
   57 Ruth DeCarlo                             238 Ilex Court, Villa Rica, GA 30180                         100      0%
   58 Martin E. Hull                           4851 Coranada Ave., San Diego, CA 92107                      200      0%
   59 Lyman A. Matthews                        2305 Hayes Rd., #8812, Houston, TX 77077                     100      0%
   60 John C. Graper                           32 Balboa Way, Hot Spring Village, AR 71909                  100      0%
   61 Olethia H. Matthews                      32 Balboa Way, Hot Spring Village, AR 71909                  100      0%
   62 Carol A. Cummins                         7115 Silver Star Drive, Houston, TX 77086                    100      0%
   63 Janice Peterson                          5111 Barton Creek, Pasadena, TX 77505                        100      0%
   64 Gary E. Parks Cust for Matthew E.
      Parks TUGMA                              5858 Westheimer, Suite 702, Houston, TX 77057                100      0%
   65 Howard A. Covens                         1810 Potomac Dr, Apt 6, Houston, TX 77057-2952               100      0%
   66 Donald Fitzpatrick                       111 Eustis Ave, Newport, RI 02840                            100      0%
   67 Marc Jablon                              2232 E. Senoron Blvd., Spopka, FL 32703                      100      0%
   68 Karl Soderstrom                          536 Sabal Lake Dr., Apt 100, Longwood, FL 32779              100      0%
   69 Warren White                             3346 Ronald St, Deltona, FL 32738                            100      0%
   70 Megan Beebe                              601 N. Goodrich Dr, Deltona, FL 32725                        100      0%
   71 Jeanne Whitehead                         601 N. Goodrich Dr, Deltona, FL 32725                        100      0%
   72 Carolyn White                            3346 Ronald ST., Deltona, FL 32738                           100      0%
      Peter Pappas Rev. Trust                                                                               100      0%
   73 UA DTD 5/18/95                           432 NW 111 Ave., Coral Springs, FL 33071
   74 Kim Braunin                              1861 W. Oakland Park Blvd, Ft. Lauderdale, FL 33311          100      0%
   75 Joyce R. Ward                            16405 Shagbark Pl, Tampa, FL 33618-1213                      100      0%
   76 Randall W. Rice                          19823 Wyndham Lakes Dr., Odessa, FL 33556                    100      0%
   77 Leigh Rice                               3702 Thornwood Dr., Tampa, FL 33618                          100      0%
   78 Timeca Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   79 Timon Cade                               7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   80 Timala Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   81 Ajanee Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   82 Ajanti Cade                              7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   83 Cuwani Cade Willingham                   7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   84 Brian Schottcoffel                       16214 New Field Dr., Houston, TX 77082                       100      0%
   85 Malachi Meredith                         16214 New Field Dr., Houston, TX 77082                       100      0%
   86 Cheryl Meredith                          16214 New Field Dr., Houston, TX 77082                       100      0%
   87 Timothy Cade                             7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   88 Sandra L. Cade                           7 Birch Tree Rd., Colonie, NY 12205                          100      0%
   89 Velton Cade                              424 Sandcreek Rd., Apt 424, Albany, NY 12205                 100      0%
   90 Terri Cade                               60 Daytona Avenue, Albany, NY 12203                          100      0%
   91 Timothy Damon Cade                       60 Daytona Avenue, Albany, NY 12203                          100      0%

                                                                                                                  19

   92 Mark France                              16039 Highlander Dr., Houston, TX 77082                      100      0%
   93 Daphne L. Simmons                        16622 Quail Briar, Missouri City, TX 77489                   100      0%
   94 Jerod T. Higgins                         16622 Quail Briar, Missouri City, TX 77489                   100      0%
   95 Mark Freeman                             142 Habitat Cir., Decatur, GA 30034                          100      0%
   96 Donald R. Yu                             6363 Christie Ave., #411, Emeryville, CA 94608               100      0%
   97 Kimberly Crenshaw                        1710 Alee, Mobile, AL 36605                                  100      0%
   98 Sandra Crenshaw                          1710 Alee, Mobile, AL 36605                                  100      0%
   99 Lerin Crenshaw                           1710 Alee, Mobile, AL 36605                                  100      0%
  100 Rebel Rozmen                             5234 95th St., Lubbock, TX 79424                             100      0%
  101 Neal Diamond                             P. O. Box 542013, Houston, TX 77254                          100      0%
  102 Gary E.  Parks                           5858 Westheimer, Sutie 702, Houston, TX 77057                100      0%
  103 Gary E. Parks Cust Amy M. Parks, TUGMA   5858 Westheimer, Suite 702, Houston, TX 77057                100      0%
  104 Andrew Ackeman                           16 Sherman St.,Newport, RI 02840                             100      0%
  105 Richard R. Blakeman                      5355 Town Center Rd., Boca Raton, FL 33486                   100      0%
  106 Nicholas & Kathleen Bompignano           34 Avenue A., Port Washington, NY 11050                      100      0%
  107 John R. Maginnis                         4281 N. E. 18th Ave., Pompano Beach, FL 33064                100      0%
  108 Christopher L. Atkins                    2 Tudor City PL, New York, NY 10017                          100      0%
  109 Tim Kulhanek                             4197 County Road W., Rhinelander, WI 54501                   100      0%
  110 Thomas G. Laros, Jr.                     6441 Lavendale, Dallas, TX 75230                             100      0%
  111 Abbey Gartzman                           989 Sierra Vista Lane, Valley Cottage, NY 10989              100      0%
  112 Rae Gartzman                             21560 Toledo Road, Boca Raton, FL 33433                      100      0%
  113 Dan Austin                               P. O. Box 81025, Billings, MT 59108                          100      0%
  114 Shauna Spieler                           3146 Canyon Dr, Billings, MT 59102                           100      0%
  115 Carol Austin                             4424 Harvest Lane, Billings, MT 58106                        100      0%
  116 Scott Johannes                           HC 33, Box 3034-J, Wasilla, AK 99654                         100      0%
  117 Merilyn E. Lewis                         136 Verona Rd, DeBary, FL 32713                              100      0%
  118 Big Apple Consulting, Inc.               2232 E. Senoron Blvd., Spopka, FL 32703                      100      0%
  119 Carolyn Montgomery                       13255 CR 727, Webster, FL 33591                              100      0%
  120 Kenneth Blake                            400 Summit Ridge, #202, Longwood, FL 32779                   100      0%
  121 Janet Williams                           1283 Chessington Circle, Heathrow, FL 32746                  100      0%
  122 Donald R. Mitchell                       525 Melrose Ave, Winter Park, FL 32769-5047                  100      0%
  123 Steven C. Montgomery                     13255 CR 727, Webster, FL 33591                              100      0%
  124 Daniel Baldridge                         447 BlueBird St., Apopka, FL 32703                           100      0%
  125 Scott B. Gnatt                           162 River Bend Dr., #E, Altamonte Springs, FL 32714          100      0%
  126 Matt Maguire                             484 Autumn Oaks Place, Lake Mary, FL 32746                   100      0%
  127 John Costello                            11508 N. Grady Ave., Tampa, FL 3324                          100      0%
  128 Maureen Sperling                         7500 NW 17th St., Apt 304, Plantation, FL 33313              100      0%
  129 Alison Goldberg                          7500 NW 17th St., Apt 304, Plantation, FL 33313              100      0%
  130 Cara Bompignano                          1638 E. 54th St., Brooklyn, NY 11234                         100      0%
  131 OBriens Main Street Investment Club      3410 Valencia Rd, Tampa, FL 33618                            100      0%
  132 Michael T. Husum                         11744 N. De La Mabry Hwy, Tampa, FL 33618                    100      0%
  133 Bernie O'Brian                           11744 N. Dale  Mabry Hwy, Tampa, FL 33624                    100      0%
  134 Arthor Richards                          3410 Valencia Rd., Tampa, FL 33618                           100      0%
  135 Gina M. Bompignano                       3410 Valencia Rd, Tampa, FL 33618                            100      0%
  136 Lany Sengsouriya                         320 Grant St., #212, Alameda, CA 94501                       100      0%
  137 Jennifer K. Yu                           6363 Christie Ave., #324, Emeryville, CA 94608               100      0%
  138 Jean K. Yu                               6363 Christie Ave., #324, Emeryville, CA 94608               100      0%
  139 Kathryn Beavers                          P. O. Box 373, Bandera, TX 78003                             100      0%
  140 Carmen Bush                              9607 Hidden Mist Cir, San Antonio, TX 78250                  100      0%
  141 Herbert M. Garvin                        APDO 724, Zaracoza Pte. #35  45920 Ajijic, Jalisco, Mexico   100      0%
  142 Charles F. Ickes, Jr.                    1868 Harbor Ln, Naples, FL 34104                             100      0%
  143 Nancy J. Eddleblute                      1868 Harbor Ln., Naples, FL 34104                            100      0%
  144 Heidi Ickes                              5665 Whitaker Rd, #201A, Naples, FL 34112                    100      0%
  145 Brandi L. Ickes                          2766 Chaddsford Cir, Apt 100, Oviedo, FL 32763-7243          100      0%
  146 Missi L. Ickes                           1219 Solana Rd., #16, Naples, FL 34103                       100      0%
  147 Joseph B. De La Garza                    10855 Terra Vista Pkwy, #13 Rancho Cucamonga, CA 91730       100      0%
  148 Ellen Samuel                             810 SE 4th Ave, Pompano Beach, FL 33060                      100      0%
  149 Nan Samuel                               810 S. E. 4th Ave., Pompano Beach, FL 33060                  100      0%
  150 Cecilia E. De La Garza                   10855 Terra Vista Pkwy, #13, Rancho Cucamonga, CA 91730      100      0%


                                                                                                                 20

  151 Theresa Saenz                            6214 Ben Milam Cir, San Antonio, TX 78238                    100      0%
  152 Reynaldo Saenz                           6214 Ben Milam Cir, San Antonio, TX 78238                    100      0%
  153 Sharon T. Montgomery                     3106 Brazos, #4, Houston, TX 77006                           200      0%
  154 Joseph De La Garza                       1235 E Sunshine Dr, San Antonio, TX 78228-2945               100      0%
  155 Henry Coons                              500 Old Farms Road, Avon, CT 06001                           100      0%
  156 Mary Anne Luppino                        2050 NE 27 Ave., Pompano, FL 33062                           100      0%
  157 Philana D. Yu                            31 Soaring Hawk, Irvine, CA 92614                            100      0%
  158 David R. Yu                              31 Soaring Hawk, Irvine, CA 92614                            100      0%
  159 Gordon McMeen                            138 Armiijo Ct., Corrales, NM 87048                          100      0%
  160 Jane Butel                               138 Armiijo Ct., Corrales, NM 87048                          100      0%
  161 Lee Barron Wernick                       19 Condor Road, Sharon, MA 02067                             100      0%
  162 Lislie P. Lagoni                         21345 Las Pilas Road, Woodland Hills, CA 91364               100      0%
  163 Debra Sanders                            P O Box 3419, Livermore, CA 94551                            100      0%
  164 Amy Senkowicz                            915 Greenbriar Dr, Boynton Beach, FL 33435                   100      0%
  165 Gerald L Schweigert                      303 E. Main St., Kent, OH 44240                              100      0%
  166 Leslie Goldstein                         21536 Toledo Rd., Boca Raton, FL 33433                       100      0%
  167 Goeffrey M. Strauch                      303 E. Main St., Kent, OH 44240                              100      0%
  168 Theresa Gattey                           21560 Toledo Rd., Boca Raton, FL 33433                       100      0%
  169 Robert Gartzman                          21560 Toledo Road, Boca Raton, FL 33433                      100      0%
  170 Pamela Langlois                          1107-C S. 1st St., Jacksonville Beach, FL 32250              100      0%
  171 Michael Patterson                        1107-C S. 1st St., Jacksonville Beach, FL 32250              100      0%
  172 Michael Ysais                            2915 Aftonshire Way, #2308, Austin, TX 78748                 100      0%
  173 Kathryn M. Gaudiosi                      34 Elisabeth Lane, Collegeville, PA 19426-3908               100      0%
  174 Mary C. De La Garza                      2100 West 100th Ave, #240, Thornton, CO 80221                100      0%
  175 David W. Subry                           8020 Holland Ct, Apt A, Arvada, CO 80005-2288                200      0%
  176 Marie Larizza                            640 Camellia Terrace Ct N, Neptune Beach, FL  32266-3244     100      0%
  177 Robert Russakoff                         640 N. Camellia Terr. Ct., Neptune Beach, FL 32266           100      0%
  178 Charlotte M. Sciubba                     10 Buckeye Ct, Homosassa, FL 34446                           100      0%
  179 Chestine Vester                          3241 Sapphire Street, Bedford, TX 76021                      100      0%
  180 Carmine J. Ferraro                       11 Weather Hill Rd, Hamburg, NJ 07419                        100      0%
  181 Frank Fortunat III                       11 Weather HIll Rd., Hamburg, NJ 07419                       100      0%
  182 Vincent C DeRico Trst                                                                                 100      0%
      for Charles DeRico III minr              34 Elisabeth Lane, Collegeville, PA 19426-3908
  183 Vincent C DeRico trust                                                                                100      0%
      for Dominic De Rico minor               34 Elisabeth Lane, Collegeville, PA 19426-3908
  184 Vincent C. De Rico, general partner                                                                   100      0%
      N. V. One Partnership                    147-2C South Main Street, Stowe, VT 05672
  185 Vincent C. De Rico, general partner                                                                   100      0%
      AIFS Associates: I                       39 Clarke Street, Newport, RI 02840
  186 Vincent C. De Rico                       147-2C South Main Street, Stowe, VT 05672                    100      0%
  187 George Johns                             533 Laurel Ave., #A, St. Paul, MN 55102                      100      0%
  188 William C. Minix                         16335 Paiter St., Houston, TX 77053                          100      0%
  189 Susan Kubitz                             4107 Foxbrush Ln, Sugar Land, TX 77479                       100      0%
  190 David Kubitz                             4107 Foxbrush Ln, Sugar Land, TX 77479                       100      0%
  191 Brandi Kubitz                            4107 Foxbrush Ln, Sugar Land, TX 77479                       100      0%
  192 Ashley Kubitz                            4107 Foxbrush Ln, Sugar Land, TX 77479                       100      0%
  193 Daniel Contreras                         16235 Espinosa Dr., Houston, TX 77083                        100      0%
  194 Bounty Films                             101 Gillespie Dr., Suite 9106, Franklin, TN 37067            100      0%
  195 Curt Dewitz                              101 Gillespie Dr., Suite # 9106, Franklin, TN 37067          100      0%
  196 Natasha Dewitz                           101 Gillespie Dr., #9106, Franklin, TN 37067                 100      0%
  197 Janny Grein                              P. O. Box 351, Eureka Springs, AR 72632                      100      0%
  198 Bill Grein                               P. O. Box 351, Eureka Springs, AR 72632                      100      0%
  199 Kathleen McCabe                          665 Balsam, Lakewood, CO 80215                               100      0%
  200 Richard Cedrone                          4849 N. W. 29th Ct., #412, Lauderdale Lakes, FL 33313        100      0%
  201 Eric Reish                               1768 S. Humbolot St., Denver, CO 80210                       100      0%
  202 Tara Redmond                             5056 Wateka Dr., Dallas, TX 75209                            100      0%
  203 Jon Sanger                               18081 Midway Rd., #2622, Dallas, TX 75287                    100      0%
  204 Jamie E. Moring                          4100 Gallant Ct., Flower Mound, TX 75028                     100      0%
  205 Jacqueline Small                         1723 Creekview Dr., Glenn Heights, TX 75154                  100      0%


                                                                                                                  21

  206 Charlotte Reeves                         3710 Chinook St., Irving, TX 75062                           100      0%
  207 Cynthia Anstett                          10521 Channel, Dallas, TX 75229                              100      0%
  208 Michelle Wolfe                           18081 Midway Rd., #2622, Dallas, TX 75287                    100      0%
  209 Lynn Vester                              3241 Sapphire St, Bedford, TX 76021                          100      0%
  210 Lisa Trojacek                            3241 Sapphire St, Bedford, TX 76021                          100      0%
  211 Gary Vester                              3241 Sapphire ST., Bedford, TX 76021                         100      0%
  212 Kenneth Vester                           3241 Sapphire ST., Bedford, TX 76021                         100      0%
  213 Michelle Martin                          21567 Toledo Rd., Boca Raton, FL 33433                       100      0%
  214 Grant Edmondson                          16 Bellevue Ave., Newport, RI 02840                          100      0%
  215 Dennis J. Blair                          16 Bellevue Ave., Newport, RI 02840                          100      0%
  216 Mark Burrace                             1414 Spring, Davenport, IA 52806                             100      0%
  217 Ann Burrace                              1414 Spring, Davenport, IA 52806                             100      0%
  218 Kim L. Botthof                           21 Arlington Rd., Melrose, MA 02176                          100      0%
  219 Peggy M. Botthof                         932 Judson 3 East, Evanston, IL 60202                        100      0%
  220 Michael B. Botthof                       21 Arlington Rd, Melrose, MA 02176                           100      0%
  221 James T. Koo                             26982 Beaver Ln., Los Altos Hills, CA 94022                  100      0%
  222 Nancy Seren-Doris                        9132-C S.W. 20th St., Boca Raton, FL 33428                   100      0%
  223 Thomas Doris                             9132-C S. W. 20th St., Boca Raton, FL 33428                  100      0%
  224 Michael aka Jame M. Wnynot Seren         9132-C S. W. 20th St., Boca Raton, FL 33428                  100      0%
  225 Nicolas Eran Gronquist                   1611 Sylvan Dr, Austin, TX 78741                             100      0%
  226 Wayne Gronquist Trst for Justin Myles
      Gronquist                                1104 Nueces Street, Austin, TX 78701                         100      0%
  227 Sophie M. Gronquist                      681 Springhill Dr., Hurst, TX 76053                          100      0%
  228 Mark A. Gronquist                        4905 West Frances Place, Austin, TX 78731                    100      0%
  229 Stanley E. Weber                         5702 Penick Dr., Austin, Tx 78741                            200      0%
  230 Stanley E. Weber                         5702 Penick Dr., Austin, Tx 78741                            100      0%
  231 Julie A. Sass                            1331 Falls Ave., Cuyahoga Falls, OH 44223                    100      0%
  232 Beveril Mormile                          556 N. W. 15th Court, Boca Raton, FL 33486                   100      0%
  233 Anthony Mormile                          556 N. W. 15th Ct, Boca Raton, FL 33486                      100      0%
  234 John A. Gattey                           21560 Toledo Rd., Boca Raton, FL 33433                       100      0%
  235 Julie Yetter                             7605 Creston Ln, Austin, TX 78752                            100      0%
  236 Rebecca DeGraw                           8005 Isaac Pryor Dr, Austin, TX 78749-1660                   100      0%
  237 Robert C. Hart                           9 Runnymede Lane, Madison, CT 06443                          100      0%
  238 Peter Ling                               451 W. Longden Ave., Arcadia, CA 91007                       100      0%
  239 Deanna Pasley                            551 Central Park Place, Brentwood, CA 94513                  100      0%
  240 Patricia Reilly                          2803 Ostrom Ave., Long Beach, CA 90815                       100      0%
  241 Henry S. Hall                            2 Main Street, Liberty, ME 04949                             100      0%
  242 Susannah Homer                           5 Main Street, Liberty, ME 04949                             100      0%
  243 Steven E. Bryant                         2649 NE 13th Ave, Pompano Beach, FL 33064                    100      0%
  244 Adrianne Reese                           306 Fallview Dr., McDonough, GA 30253                        100      0%
  245 LaRaymond Smith                          356 Randall Drive, Clarksville, TN 37042                     100      0%
  246 Johnny Kindle                            356 Randall St., Clarkville, TN 37042                        100      0%
  247 Deborah R. Kindle                        356 Randall St., Clarkville, TN 37042                        100      0%
  248 Joyce E. Reese                           P. O. Box 16716, Atlanta, GA 30321                           100      0%
  249 Darren M. McLeod                         1940 Fisher Rd., Apt 41-D, Atlanta, GA 30315                 100      0%
  250 Tina Y. Garmon                           2408 Wales Drive Austell, GA 30106                           100      0%
  251 Almeida Jones                            2850 The Meadows Way, College PK, GA 30349                   100      0%
  252 Alicia Cook                              2850 The Meadows Way, College PK, GA 30349                   100      0%
  253 Anita Thomas                             201 Ravine Ave., 3-M, Yonkers, NY 10701                      100      0%
  254 Amy Miller                               12660 Medfield, #316, Houston, TX 77082                      100      0%
  255 Mathias Follis                           12660 Medfield, #316, Houston, TX 77082                      100      0%
  256 Brandon Miller                           12660 Medfield, #316, Houston, TX 77082                      100      0%
  257 Tzan Parker                              2305 Hayes Rd., Houston, TX 77077                            100      0%
  258 Roland B. Clark                          2220 Marina Way, #115, Kemah, TX 77565                       100      0%
  259 Alberta M. Cade                          P. O. Box 16716, Atlanta, GA 30321                           100      0%
  260 Todd Z. Crenshaw                         1710 Alee, Mobile, AL 36605                                  100      0%
  261 Shannon Crenshaw                         1710 Alee, Mobile, AL 36605                                  100      0%
  262 Crenshaw Zelmen                          1710 Alee, Mobile, AL 36605                                  100      0%
  263 Katherine Lynn Johnson                   2006 Brown, Missouri City, TX 77489                          100      0%
  264 Robert P. Theroux                        424 Thames St., Newport, RI 02840                            100      0%


                                                                                                                 22

  265 Blair  B. Jones                          501 N.W. 15th Ct, Boca Raton, FL 33486                       100      0%
  266 Alan C. Bennett                          10655 NW 12th Manor, Plantation, FL 33322                    100      0%
  267 Lillian M. Peeples                       424 16th St., Silvis, IL 61282                               100      0%
  268 Steve Priddy                             2379 Briarwest, #108, Houston, TX 77077                      100      0%
  269 Shannon C. Supak                         9800 Pagewood Ln., #2505, Houston, TX 77042                  100      0%
  270 Steven W. McCoy                          9800 Pagewood Ln., #2505, Houston, TX 77042                  100      0%
  271 Tom McClure                              1631 Poinsettia Dr., Ft. Lauderdale, FL 33305                100      0%
  272 Corey P. Larder                          6454 S. Gibraltar Cir., Aurora, CO 80016                     100      0%
  273 Jolie M. Larder                          6454 S. Gibraltar Cir., Aurora, CO 80016                     100      0%
  274 Joallan M. Larder                        6454 S. Gibraltar Cir, Aurora, CO 80016                      100      0%
  275 Stinson D. Haas                          19285 Indian Summer Lane, Monument, CO 80132                 100      0%
  276 Carol S. Haas                            19285 Indian Summer Lane, Monument, CO 80132                 100      0%
  277 Hy Ochberg                               502 Park Avenue, #6D, New York, NY 10022                     100      0%
  278 Philippe Neimetz                                                                                      100      0%
      C/O WPH Consultants LTD.                 80 Broad St., 35th Floor, New York, NY 10004-2209
  279 Joseph V. Ossoria                        111 Havemeyer Place, Greenwich, CT 06830                     100      0%
  280 Walter De Canio                          80 Broad St. Penthouse, New York, NY 10004                   100      0%
  281 Heather Stanfield                        959 Grove Place, Costa Mesa, CA 92627                        100      0%
  282 Robert G. Reese                          24502 Moonfire Dr., Dana Point, CA 92629                     100      0%
  283 Peter D. Finch                           P. O. Box 17119, Irvine, CA 92623                            100      0%
  284 Andy Bregman                             226 Doshers Dr, Fort Mill, SC 29708                          100      0%
  285 Jeffrey Malken                           10320 N. W. 16th Ct., Coral Springs, FL 33071                100      0%
  286 David E. Harrington, Jr.                 33 Towering Pines Dr, Spring, TX 77381-2593                  200      0%
  287 Richard S.Fleischner                     7904 N. W. 72 Ave, TamaRAC, FL 33321                         100      0%
  288 Sirena M. King                           10901 Village Bend, #1104, Houston, TX 77072                 100      0%
  289 Paul Stafford                            348 Appian Way, Union City, CA 94587                         100      0%
  290 Sonny Garaza                             1395-C McQuesten Dr., San Jose, CA 95122                     100      0%
  291 Guy D. Weathers                          1648 Milroy Place, San Jose, CA 95124                        100      0%
  292 Dennis F. Gabel                          548 N. Lincoln Ave, Manteca, CA 95336                        200      0%
  293 Brian L. Hassig                                                                                       100      0%
      C/O Bob Gartzman                         21560 Toledo Road, Boca Raton, FL 33433
  294 Anselmo V. Lau                           1507 Roosevelt Ave, Redwood City, CA 94061                   100      0%
  295 David E. Castro                          643 Connie Ave, San Mateo, CA 94402                          100      0%
  296 Johnnie De La Garza,                     18026 Cerca Azul Dr., San Antonio TX 78259                   100      0%
      trustee for Leah S. Moet
  297 Joseph L. Escobar                        7554 Magnolia, Houston, TX 77023                             100      0%
  298 Mireya Villanueva                        2623 Ivy St., Houston, TX 77026                              100      0%
  299 Katherine Roy                            5 Main St., Liberty, ME 04949                                100      0%
  300 William G. Stoute                        1205 Hillside Ave, #D, Austin, TX 78704                      100      0%
  301 Odessa & Rodney Childs                                                                             10,000      0%
      with rights of survivorship             825 Falconhead Dr., Burneyville, OK 73430
  302 David C. Hubinger                        2636 Majestic Dr., Wilmington, DE 19810                   10,000      0%
  303 Christian Kane                           435 E. St., Colma, CA 94014                                  100      0%
  304 Evan Hubinger Strait                     5500 Crestwood, Kansas City, MO 64110                        100      0%
  305 Elliott Hubinger Strait                  5500 Crestwood, Kansas City, MO 64110                        100      0%
  306 Trevor Blue                              1200 Barlow, Southlake, TX 76092                             100      0%
  307 Tristan Blue                             1200 Barlow, Southlake, TX 76092                             100      0%
  308 Jim McCoy                                326 Pleasantview, Hurst, TX 76054                          1,000      0%
  309 Sally McCoy                              326 Pleasantview, Hurst, TX 76054                          1,000      0%
  310 Hubinger Organization                    1200 Barlow, Southlake, TX 76092                         200,000      1%
  311 Patsy R. Hardy                           9753 Claudia Cir, San Antonio, TX 78251                  400,000      2%


0% represents less than 1% of AutoFund's outstanding shares of common stock.

Securityholders First Dominion Financial, LTD and Jon Ruco, LTD (together representing 2.5% of its class) are controlled by its major shareholder Rudy W. De La Garza. There is no affiliate our shareholder relationship with either First Dominion Financial, LTD and/or Jon Ruco, LTD and First Dominion Financial Group, Inc.

AutoFund will not receive any proceeds from the sale of any shares by the selling securityholders. AutoFund is bearing all expenses in connection with the registration of the selling securityholders' shares.

The shares owned by the selling securityholders are being registered pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling securityholders' shares offered under Rule 415, AutoFund has made certain undertakings in Part II of the registration statement of which this prospectus is a part pursuant to which, in general, AutoFund has committed to keep this prospectus current during any period in which offers or sales are made pursuant to Rule 415.


--------------------------------------------------------------------------------
                            DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

Common Stock

Our authorized capital common stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of the date of this prospectus, there are 20,000,000 shares of common stock issued and outstanding, which are held of record by approximately 312 holders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will still own approximately 90% of our outstanding shares. After preferred share in this offering are converted for common shares of the company, the present stockholders will own approximately 80% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends on our common stock in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the

Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Preferred Stock

Our authorized preferred stock consists of 1,000,000 shares of stock, $.001 par value per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Our preferred stock ranks senior to all of our other equity securities, including common stock. Dividends, when, as and if declared by the board of directors, shall be paid out of funds at the time legally available for such purpose. The preferred stock will bear simple interest at an annual rate of 10% and the interest will be paid in common stock at market price upon conversion.

LIQUIDATION PREFERENCE

In the event of a liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the holders of shares of the preferred stock shall be entitled to receive out of our assets available for distribution to our stockholders, an amount equal to $1.00 per share, plus any accrued dividends and unpaid thereon to the date of liquidation, before any payment shall be made or any assets distributed to the holders of our common stock or any class or series of our capital stock ranking junior as to liquidation rights to the preferred stock.

VOTING RIGHTS

The shares of 10% series A preferred stock carry no voting rights except as required by law.

CONVERSION RIGHTS

The preferred stock shall, at the option of the holder, be convertible, at any time later than one year after the share is purchased, in whole or in part, into two fully paid and non-assessable shares of common stock. If, three years after the date of purchase, the holder of the preferred share has not exercised his, her, or its right of conversion, the share shall automatically convert into two fully paid and non-assessable shares of common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

PENNY STOCK REGULATION

Penny stocks generally are equity securities with a price of less than $5 per share other than securities registered on certain national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell AutoFund's common stock. The foregoing required penny stock restrictions will not apply to AutoFund's common stock if such stock reaches and maintains a market price of $5 or greater.


--------------------------------------------------------------------------------
                              NEVADA LAW NRS 78.195
--------------------------------------------------------------------------------

Issuance of more than one class or series of stock; rights of stockholders.

1. If a corporation desires to have more than one class or series of stock, the articles of incorporation must prescribe, or vest authority in the board of directors to prescribe, the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock. If more than one class or series of stock is authorized, the articles of incorporation or the resolution of the board of directors passed pursuant to a provision of the articles must prescribe a distinguishing designation for each class and series. The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of stock must be described in the articles of incorporation or the resolution of the board of directors before the issuance of shares of that class or series.

2. All shares of a series must have voting powers, designations, preferences, limitations, restrictions and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class.

3. Unless otherwise provided in the articles of incorporation, no stock issued as fully paid up may ever be assessed and the articles of incorporation must not be amended in this particular.

4. Any rate, condition or time for payment of distributions on any class or series of stock may be made dependent upon any fact or event which may be ascertained outside the articles of incorporation or the resolution providing for the distributions adopted by the board of directors if the manner in which a fact or event may operate upon the rate, condition or time of payment for the distributions is stated in the articles of incorporation or the resolution.

5. If the corporation is authorized to issue more than one class of stock or more than one series of any class, the voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights must be set forth in full or summarized on the face or back of each certificate which the corporation issues to represent the stock, or on the informational statement sent pursuant to NRS 78.235, except that, in lieu thereof, the certificate or informational statement may contain a statement setting forth the office or agency of the corporation from which a stockholder may obtain a copy of a statement setting forth in full or summarizing the voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof. The corporation shall furnish to its stockholders, upon request and without charge, a copy of any such statement or summary.

6. The provisions of this section do not restrict the directors of a corporation from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

--------------------------------------------------------------------------------
                                     EXPERTS
--------------------------------------------------------------------------------

Our financial statements for the period from the period of January 1, 2000 to December 31, 2000 by Crowley & Hensley, Certified Public Accountants, 11202 Disco Drive, Suite 118, San Antonio, Texas 78216 as set forth in their report included in this prospectus.

--------------------------------------------------------------------------------
                                  LEGAL MATTERS
--------------------------------------------------------------------------------

Scott T. Orsini,  of The Law Firm of Orsini & Rose,  P.A.,  Post Office Box 118,
St. Petersburg, Florida 33707, telephone (727) 323-9633 has acted as legal counsel for our company.

SECTION TWO FINANCIALS
--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

         Our audited financial statement from inception to December 31, 2000 immediately follows:

                            AUTOFUND SERVICING, INC.

                              Financial Statements

                                December 31, 2000

                                Table of Contents


     Financial Statements                                                  Page
                                                                           ----

       Independent Auditors' Report                                          2
       Balance Sheet                                                         3
       Statement of Income and Retained Earnings                             4
       Statement of Changes In Stockholders' Equity                          5
       Statement of Cash Flows                                               6
       Notes to Financial Statements                                        7-10
       Comparative Statement of Operating Income                             11
       Comparative Statement of Cash Flows                                   12

                                CROWLEY & HENSLEY
                          CERTIFIED PUBLIC ACCOUNTANTS
                          11202 DISCO DRIVE, SUITE 118
                            SAN ANTONIO, TEXAS 78216
                        (210) 495-9777 FAX (210) 499-4217



                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
Autofund Servicing, Inc.
3201 Cherry Ridge, Suite 314
San Antonio, Texas 78230

We have audited the accompanying balance sheet of Autofund Servicing, Inc. as of December 31, 2000 and the related statement of income, statement of changes in stockholders' equity and statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autofund Servicing, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying comparative statement of operating income and comparative statement of cash flows are presented for purposes of additional analysis and are not a required part of the basic financial statements. The information in such schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements; and, in our opinion, such information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Crowley & Hensley
------------------
Crowley & Hensley
April 20, 2001
San Antonio, Texas




                            AUTOFUND SERVICING, INC.


BALANCE SHEET   DECEMBER 31, 2000
                                     Assets
                                     ------
Current Assets
         Cash                                                             $    47,797
         Accounts receivable                                                   60,386
         Inventory                                                            103,963
                                                                           ----------

                  Total Current Assets                                                              $   212,146

Property and Equipment
         Building improvements                                                 38,071
         Furniture and fixtures                                               178,387
         Equipment                                                            102,918
         Software                                                              23,722
         Less:  Accumulated depreciation                                      (86,177)
                                                                           ----------

                  Net Property and Equipment                                                            256,921
                                                                                                     ----------

                           Total Assets                                                             $   469,067
                                                                                                     ==========


                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities
         Accounts payable-trade                                            $   87,150
         Accounts payable-stockholder                                           5,000
         Accrued liabilities                                                   41,103
     Income taxes payable                                                      75,896
                                                                            ---------

                  Total Current Liabilities                                                         $   209,149

Deferred Credit
         Deferred Federal income taxes                                         10,846
                                                                            ---------

                  Total Deferred Credit                                                                  10,846

Stockholders' Equity
         Common stock-50 million shares
       authorized, 20 million shares issued
       and outstanding, $.001 par value                                        20,000
         Retained earnings                                                                              229,072
                                                                                                     ----------

                  Total Stockholders' Equity                                                            249,072
                                                                                                     ----------

                           Total Liabilities and
                              Stockholders' Equity                                                  $   469,067
                                                                                                     ==========




The accompanying notes are an integral part of the financial statements.





                            AUTOFUND SERVICING, INC.


STATEMENT OF INCOME
Year Ended December 31, 2000

Income
     Servicing income                                                                      $ 2,374,582

Direct Costs
         Salaries & wages  $ 1,145,067
         Temporary staff   132,970
         Payroll taxes     28,764
         Telephone                                                    96,583                 1,403,384
                                                                  ----------                ----------

                  Gross Profit                                                                 971,198

Operating Expenses
         Officer & office salaries                                   192,058
         Rent                                                        134,070
         Insurance                                                    70,178
         Professional fees                                            73,120
         Depreciation                                                 56,877
         Computer expenses                                            21,264
         Office                                                       31,668
         Repairs                                                       3,658
         Travel                                                       16,625
         State franchise taxes                                         3,471
         Payroll taxes                                                10,577
         Equipment lease                                               5,837
         Dues & subscriptions                                          3,206
         Contract labor                                               11,484
         Fees & permits                                               21,558
         Employee training                                               744
         Conferences                                                   3,731
         Advertising                                                   3,312
         Auto expense                                                  2,533
         Licenses and taxes                                           15,834
         Employee benefits                                            16,799
         Entertainment                                                 7,231                   705,835
                                                                    --------                ----------

                           Operating Income                                                    265,363

Income Tax Expense
         Current tax expense                                          75,896
         Deferred tax expense                                         10,846                    86,742
                                                                   ---------                ----------

                           Net Income                                                      $   178,621
                                                                                            ==========

Earnings per share:
   Basic                                                                           $     .0089
                                                                                    ==========


The accompanying notes are an integral part of the financial statements.

                            AUTOFUND SERVICING, INC.


STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Year Ended December 31, 2000

                                        Capital       Preferred       Retained
                                         Stock        Stock           Earnings
                                        -------       ---------       --------

Balance - December 31, 1999           $  18,000       $    -0-        $ 60,451

Add:  Issuance of common stock            2,000            -0-            -0-

          Current period net income        -0-             -0-         178,621

Less  Prior period adjustment
      for reverse stock
      transaction                          -0-             -0-         (10,000)
                                       --------        -------         -------


Balance - December 31, 2000           $  20,000       $    -0-        $229,072
                                       ========        =======         ========









The accompanying notes are an integral part of the financial statements.





                            AUTOFUND SERVICING, INC.


STATEMENT OF CASH FLOW
For the Year Ended December 31, 2000

Cash Flows from Operating Activities:

         Net Income                                                        $   178,621
         Adjustments to reconcile net income to net
            cash provided (used)by operating activities
         Deferred income taxes                                                  10,846
         Depreciation                                                           56,877
         Change in operating assets and liabilities:
            Accounts receivable                                                (58,140)
            Inventory                                                         (103,963)
            Accounts payable                                                    48,207
            Payroll taxes payable                                              (14,535)
            Federal income taxes payable                                        59,545
            Accrued liabilities                                                 41,103
                                                                            ----------

                  Net Cash Provided (Used) by
            Operating Activities
   218,561

Cash Flows From Investing Activities:

         Equipment purchases                                                  (137,474)
                                                                            ----------

                  Net Cash Provided (Used) by
            Investing Activities
  (137,474)

Cash Flows From Financing Activities:

         Note proceeds-short term                             139,000
         Note payments-short term                            (139,000)
         Payments-stockholders loan                           (53,832)
                                                             ---------

                  Net Cash Provided (Used) by
            Financing Activities
   (53,832)

Net Increase in Cash                                                            27,255
                                                                            ----------

Cash - December 31, 1999                                                        20,542
                                                                            ----------

Cash - December 31, 2000                                                   $    47,797
                                                                            ==========

Supplemental Disclosures of Cash Flow Information:
  Interest paid                                                            $       -0-
                                                                            ==========

  Federal income taxes paid                                                $    16,351
                                                                            ==========



The accompanying notes are an integral part of the financial statements.

                            AUTOFUND SERVICING, INC.


NOTES TO FINANCIAL STATEMENTS
December 31, 2000

Note A - Nature Of Operations And Significant Accounting Policies
-----------------------------------------------------------------

Nature of Business: The company services deficient loan portfolios for lenders nationwide. These loan portfolios are a combination of written off accounts, bankruptcy accounts and other accounts placed for collection. The company currently provides these services on a fee basis. The company periodically purchases these loan portfolios at a discount for its own servicing.

Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The company derives its income from fees paid by its customers for successful collection efforts. The contractual arrangement pays the company a percentage of collections and reimburses it for collection expenses paid on behalf of its customers. Currently, the company is working under contracts on two separate portfolios. The first contract pays a 29% fee for collections and reimburses expenses for efforts on one loan portfolio. The second contract pays a 50% fee for collection and reimburses expenses on the second portfolio.

Revenue recognition for purchased portfolios is recognized on a cost recovery method. Management estimates the potential recovery value. As collections are made, the percentage of amounts recovered, compared to the total estimated recovery, is converted to a percentage. This percentage is applied against the portfolio inventory total to calculate the amount to be reclassified as a cost of sale.

Accounts Receivable: The balance in accounts receivable is considered by management to be collectible in full. Uncollectible accounts are charged to operations when management deems them to be bad debts.

Inventory:  Loan portfolio purchases are recorded at cost.

Property and Equipment: Property and equipment is stated at cost. Depreciation is expensed using straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives are: building-30 to 40 years; equipment and tools-5 to 7 years; software-5 years; furniture and fixtures-5 to 7 years.

Federal Income Taxes: These statements have been prepared on the accrual, basis. For Federal income tax purposes, the Company reports income on the cash method. Deferred income taxes are provided for differences in timing in reporting certain income and expenses for financial statement and tax purposes.

Note B - Federal Income Tax
---------------------------

The company complies with Statement of Financial Accounting Standards No. 109 (FAS 109) Accounting for Income Taxes. FAS 109 recognizes deferred taxes on the liability method using currently enacted tax rates scheduled to be in effect when the temporary differences reverse.

Depreciation expense for financial statements is $56,877. For Federal income tax purposes depreciation expense is $75,877.

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                December 31, 2000

For the period ended December 31, 2000, entertainment expenses in the amount of $3,636 was not deductible for Federal tax purposes. This is a permanent timing difference and does not require an adjustment for deferred income tax. The balance sheet reflects a deferred tax liability of $10,846 resulting from timing differences occurring during the current year. There was no prior year deferral because there were no timing differences during that period.

Note C - Accounts Receivable
----------------------------

At balance sheet date, accounts receivable consisted of the following:

         Due from customers for collection services       $  59,836
         Due from employees                                     550
                                                           --------

                                                          $  60,386
                                                           ========

One customer accounts for 78% of current trade receivables and 88% of current year revenues.

Note D - Inventory
------------------

The company purchases defaulted loan portfolios from major lenders and utilizes its collection expertise to cash out these loans. Any proceeds from collections are recorded as income. Management amortizes portfolio costs to expense on a prorata basis of actual collections to expected collections.

Note E - Concentration Of Credit Risk
-------------------------------------

The company complies with statement of Financial Accounting Standards #105. This statement requires disclosure of information regarding financial instruments with off balance sheet risk and financial statements with concentration of credit risk. AutoFund Servicing, Inc. trade territory covers substantially the entire United States. The corporation grants credit to customers whose businesses are located in that area. Currently, the company is servicing accounts for two major lenders. The current agreement with these lenders is open ended. Neither lender has informed company management of their intent to cancel the current agreement.

Note F - Fair Value Of Financial Statements
-------------------------------------------

The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash - The carrying account reported in the balance sheet approximates its fair value.

         Accounts Receivable and Accounts Payable - The carrying account reported in the balance sheet approximates its fair value.

Note G - Commitments
--------------------

The Company has a lease agreement in place covering office facilities beginning in September, 2000. The current year renewal substantially doubles rent expense but also doubles floor space. This agreement expires September 30, 2005. However, the agreement contains two renewal options every three years, each with a term of three years. The following is a schedule of future rent commitments for the next five years:

               Year Ended December 31,
                      2001                               $  240,597
                      2002                                  240,597
                      2003                                  240,597
                      2004                                  240,597
                      2005                                  180,448
                                                          ---------
                                                         $1,142,836
                                                          =========

Note H - Risks And Uncertainties
--------------------------------

The company's future operating results may be affected by a number of factors. Currently, the company is servicing portfolios for two major banking customers under agreements which are modified from time to time. The most recent amendment increased the company's fee structure from 29% of collections to 50% of collections. The customers also reimburse the company for out of pocket expenses. Company management is continually seeking additional business either in the form of a fee based collection service or a circumstance whereby the company will purchase a portfolio at a substantially discount and will then own any proceeds collected on those accounts. At the balance sheet date, management was in negotiation with several potential customers to provide service or structure a direct purchase of accounts.

Note I - Related Party Transactions
-----------------------------------

The sole shareholder has advanced $5,000 to the company. This balance is carried in accounts payable.

Note J - Business Combination
-----------------------------

On July 25, 2000 the sole shareholder of the company entered into an agreement with AutoFund Servicing, Inc., a Nevada corporation, to exchange 100% of the issued and outstanding shares of AutoFund Servicing, Inc., a Texas Corporation, for 18 million shares (90% of the outstanding shares) of the Nevada corporation.

Further, since AutoFund Servicing, Inc. (AFSI Nevada) was a non-operating shell corporation with minimum assets, the issuance of 18 million common shares for AutoFund Servicing, Inc. (AFSI Texas) is recorded as a capital transaction rather that a business combination. That is, the transaction is equivalent to AFSI Texas issuing the stock for the net assets of AFSI Nevada, accompanied by a recapitalization.

Note K - Capital Structure
--------------------------

Pursuant to an agreement, discussed in Note J, the shareholder exchanged 10,000 shares of common stock for 18 million shares of stock in a transaction caricaturized as a capital transaction rather than a business combination. Accordingly, at the balance sheet date the capital structure was as follows:

                  Common shares - 50 million shares authorized, 20 million
                         shares issued, $.001 par value

                  Preferred shares - 1 million shares authorized,
                         no shares issued, $.001 par value

Note L - Subsequent Events
--------------------------

As part of the company's continuing efforts to expand business operations, management has entered into discussions with several investors and lending institutions to provide capital or lines of credit to purchase portfolios and cover operating expenses during the transition period from the time portfolios are acquired for servicing until such time as operations have sufficient cash flow. This cycle normally requires approximately 90 days to mature.

As of the date of this report, management has completed a negotiation with one of its customers to purchase a loan portfolio from them. The company will acquire a loan portfolio for $1,115,000, closing not later than March 27, 2001.

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                December 31, 2000

The seller is financing $715,000 of the purchase price. The company has secured bank financing for the remaining $400,000, payable in eighteen monthly installments, beginning on April 27, 2001, payment of $22,223, plus interest at prime plus 2%. The seller's note is due in twenty four equal payments of $29,792 beginning April 27, 2001, interest is due quarterly.

Note L - Subsequent Events - continued
--------------------------------------

The interest rate on the unpaid principal balance of this Promissory Note shall be at a rate of Prime plus one percent per annum of the first six months this Promissory Note remains outstanding, Prime plus two percent for the second six months this Promissory Note remains outstanding, Prime plus three percent for the third six months this Promissory Note remains outstanding, and Prime plus four percent for the remaining term of the Promissory Note.

Note M - Earnings Per Share
---------------------------

For earnings per share calculation purposes, the company used 20,000,000 shares as average shares outstanding, because the reverse stock transaction was effective on January 1, 2000.

Note N - Prior Period Adjustment
--------------------------------

As part of the transaction described in Note J and K, the shareholder entered into an agreement to exchange shares in AutoFund Servicing, Inc. (AFSI, Texas) for shares in AutoFund Servicing, Inc. (AFSI, Nevada). To properly account for the value of this transaction, the company was required to assign a $10,000 value to the issued shares in AFSI, Nevada to reflect a $.001 par value for 20 million shares issued and outstanding. At the date of this report, no preferred shares have been issued.


                                   (concluded)

                            Supplemental Information
                            AUTOFUND SERVICING, INC.
                    Comparative Statement of Operating Income
                         For The Year Ended December 31,

                                                     1999               2000
                                                ------------        ------------

Income
     Servicing income                           $   976,633.        $ 2,374,582.

Direct Costs
         Salaries & wages                           491,024           1,145,067
         Temporary staff                              3,794             132,970
         Payroll taxes                               38,550              28,764
         Telephone                                   50,821              96,583
                                                 ----------          ----------

                                                    584,189           1,403,384
                                                 ----------          ----------

                  Gross Profit                      392,444             971,198

Operating Expenses
         Officer & office salaries              $    83,923             192,058
         Rent                                        56,817             134,070
         Insurance                                   47,613              70,178
         Professional fees                           26,220              73,120
         Depreciation                                25,837              56,877
         Computer expenses                           12,577              21,264
         Office                                      31,362              31,668
         Repairs                                      1,402               3,658
         Travel                                       6,310              16,625
         State franchise taxes                           -0-              3,471
         Payroll taxes                                6,420              10,577
         Equipment lease                              4,519               5,837
         Dues & subscriptions                         1,131               3,206
         Contract labor                                 -0-              11,484
         Fees & permits                                 690              21,558
         Employee training                            1,169                 744
         Conferences                                  4,669               3,731
         Advertising                                    294               3,312
         Auto expense                                 2,940               2,533
         Licenses and taxes                              -0-             15,834
         Employee benefits                               -0-             16,799
         Entertainment                                3,567               7,231
                                                 ----------          ----------

                                                    317,460             705,835
                                                 ----------          ----------

         Operating Income                       $    74,984         $   265,363
                                                 ==========          ==========


The accompanying notes are an integral part of the financial statements.



                            AUTOFUND SERVICING, INC.
                       Comparative Statement of Cash Flows
                         For the Year Ended December 31,

                                                                   2000              1999
                                                                ----------       -----------

Cash Flows from Operating Activities:

  Net Income                                                   $   178,621       $    60,451
  Adjustments to reconcile net income to net
   cash provided (used) by operating activities
  Deferred income taxes                                             10,846               -0-
  Depreciation                                                      56,877            29,847
  Change in operating assets and liabilities:
     Accounts receivable                                           (58,140)           (2,246)
     Inventory                                                    (103,963)              -0-
         Accounts payable                                           48,207           100,209
         Payroll taxes payable                                     (14,535)           13,734
         Federal income taxes payable                               59,545            16,351
         Accrued liabilities                                        41,103              -0-
                                                                ----------         ----------

    Net Cash Provided (Used) by Operating Activities               218,561           218,346

Cash Flows From Investing Activities:

  Deposits made                                                        -0-             3,000
  Equipment purchases                                             (137,474)          205,624
                                                                ----------        ----------

  Net Cash Provided (Used) by Investing Activities                (137,474)         (208,624)
                                                                ----------        ----------

Cash Flows From Financing Activities:

  Sale of common stock                                                 -0-            10,000
  Note proceeds-short term                                         139,000             8,820
  Note payments-short term                                        (139,000)           (8,000)
  Payments-stockholders loan                                       (53,832)              -0-
                                                                ----------        ----------

   Net Cash Provided (Used) by Financing Activities                (53,832)           10,820
                                                                ----------        ----------

Net Increase in Cash                                                27,255            20,542
                                                                ----------        ----------

Cash - Beginning of Year                                            20,542               -0-
                                                                ----------        ----------

Cash - End of Year                                             $    47,797       $    20,542
                                                                ==========        ==========

Supplemental Disclosures of Cash Flow Information:

  Interest paid                                                $       -0-       $       -0-
                                                                ==========        ==========

  Federal income taxes paid                                    $    16,351       $       -0-
                                                                ==========        ==========

The accompanying notes are an integral part of the financial statements.



Section Three Exhibits and Undertakings

Exhibits schedule


The exhibits marked with an "*" have already been filed. The remaining exhibits are filled with this registration statement.


Exhibit    Description                                                         Page Number

 *3.1    Articles of Incorporation
 *3.2    By-Laws of Sphinx Industries, Inc.
  5.1    Opinion Re: Legality                                                  Page E-4
 23.1    Consent of Crowley & Hensley, CPA's                                   Page E-5
*99.1    Consent to Waive Notice of First Meeting of Board of Directors of
         Sphinx Industries, Inc
*99.2    Board of Directors meeting roll of Sphinx Industries, Inc.
*99.3    Minutes of the First Meeting of the Board of Directors of Sphinx
         Industries, Inc
*99.4    Acceptance of appointment (Director)
*99.5    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.6    Acceptance of appointment (President)
*99.7    Acceptance of appointment (Treasurer)
*99.8    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.9    Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.10   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.11   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.12   Certificate of Amendment of Articles of Incorporation
*99.13   Secretary of state Certificate of Reinstatement
*99.14   Initial List of Officers, Directors and Resident agent of Sphinx
         Industries, Inc
*99.15   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.16   Resolution of the Board of Directors of Sphinx Industries, Inc.
*99.17   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.18   Acceptance of Appointment (Director)
*99.19   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.20   Resolution of the Board of Directors of AutoFund Servicing, Inc.
*99.21   Acceptance of Appointment (President)
*99.22   Acceptance of Appointment  (Secretary)
*99.23   Resolution of the Board of Directors of AutoFund Servicing, Inc.
         (President)
*99.24   Resolution of the Board of Directors of AutoFund Servicing, Inc.
         (President & Secretary)
*99.25   Agreement for the Exchange of Common Stock
 99.27    Subscription Agreement                                             Page E-6
 99.28    Morwell Purchase Agreement                                         Page E-9
 99.29    Servicing Agreement AAAC                                           Page E-15
 99.30    Servicing Agreement RAG                                            Page E-29
 99.31    1st Amendment to Agreement                                         Page E-32
 99.32    2nd Amendment to Agreement                                         Page E-34
 99.33    3rd Amendment to Agreement                                         Page E-36
 99.34    4th Amendment to Agreement                                         Page E-38
 99.35    5th Amendment to Agreement                                         Page E-40
 99.36    6th Amendment to Agreement                                         Page E-42
 99.37    7th Amendment to Agreement                                         Page E-44
 99.38    8th Amendment to Agreement                                         Page E-46
 99.39    9th Amendment to Agreement                                         Page E-48
 99.40    Portfolio Purchase Agreement AAAC                                  Page E-50
 99.41    Signature of President, Sole Director, Treasurer and Secretary     Page E-71


UNDERTAKINGS

The undersigned Registrant undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                               AutoFund Servicing, Inc.
                                               ------------------------

                                               Dated: 10/13/00

                                               By: /s/ James D. Haggard
                                                   --------------------
                                                       James D. Haggard
                                                       President/CEO